Exhibit 99.1

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES SECOND QUARTER 2012 RESULTS

•	Operating net income[1] of $221.9 million, or $0.71 per share, for the quarter

•	Net income of $221.2 million, or $0.71 per share, for the quarter

•	Annualized operating return on ordinary shareholders’ equity[2] of 9.1%, for the quarter

•	Natural catastrophe losses net of reinsurance and reinstatement premiums of $60.6 million recorded for the quarter

•

Gross P&C premiums written for the quarter were flat overall compared to the prior year quarter. Increases in new business lines, and certain pricing increases were largely offset by movements in foreign exchange rates and targeted non-renewals

•	Fully diluted tangible book value per ordinary share[3] of $30.65 at June 30, 2012, an increase of $2.34 from December 31, 2011

[1] Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, for XL, (2) net realized and unrealized gains and losses on derivatives, net of tax, for XL, (3) its share of items (1) and (2) for the Company’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income” and “return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

[2] Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

[3] Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity. The Company believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

•	Share buybacks during the quarter totaled 6.1 million shares for $125.0 million

Dublin, Ireland – August 7, 2012 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its second quarter 2012 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“In absolute and relative terms, this was a solid quarter for XL, demonstrating our continued progress. We again expanded margins in both our Insurance and Reinsurance segments and reported a total P&C combined ratio of 90.8 percent, more than four percentage points better than the second quarter last year. Our semi-annual reserve review resulted in both Insurance and Reinsurance releases. And we grew book value as we continued to buy back shares. We are resolved to continue this progress across all of our businesses.”

Highlights - Three and six months ended June 30
(U.S. Dollars in thousands except per share amounts)

	Three months ended June 30 (Unaudited)		Six months ended June 30 (Unaudited)
	2012	2011	2012	2011

Net income (loss) attributable to ordinary shareholders	$221,156	$225,663	$397,784	$(1,621)
Per ordinary share-fully diluted	$0.71	$0.69	$1.26	$(0.01)

Operating net income (loss) [1]	$221,945	$243,133	$387,176	$80,144
Per ordinary share-fully diluted	$0.71	$0.75	$1.23	$0.25

•

Net income and operating net income of $221.2 million and $221.9 million, respectively, compared to net income and operating net income of $225.7 million and $243.1 million, respectively, in the prior year quarter, due primarily to lower investment yields and income from operating affiliates, largely offset by improved underwriting results.

•

Net investment income for the quarter was $262.6 million compared to $296.5 million in the prior year quarter and $265.2 million for the first quarter of 2012. The decline against the prior year quarter was primarily due to lower yields as a result of lower reinvestment rates and net cash outflows from the investment portfolio.

•

Net income from investment fund and investment manager operating affiliates of $17.2 million in the quarter compared to income of $51.6 million in the prior year quarter due primarily to lower fund returns and very strong performance in the prior year quarter by certain management companies.

•	Net realized investment losses for the quarter of $12.4 million compared to losses of $9.5 million in the prior year quarter.

•

Fully diluted book value per ordinary share increased by $1.08 from the prior quarter driven primarily by net income combined with the benefit of share buybacks, and an increase in net unrealized gains on investments.

•

During the quarter, the Company purchased 6.1 million shares for $125.0 million at an average price of $20.44 per share, which was accretive to fully diluted book value per ordinary share by $0.22. $525.0 million of shares remains available for purchase under the Company’s previously announced $750.0 million share buyback program.

P&C operations - Three and six months ended June 30

(U.S. Dollars in thousands)

	Three months ended June 30 (Unaudited)		Six months ended June 30 (Unaudited)
	2012	2011	2012	2011

Gross premiums written	$1,763,451	$1,762,443	$4,080,435	$3,861,563
Net premiums written	1,347,278	1,306,059	3,310,506	3,020,341
Net premiums earned	1,400,972	1,306,125	2,758,870	2,577,821

Underwriting profit (loss)	129,372	67,049	192,612	(261,015)

Loss ratio	59.0%	63.1%	60.9%	78.8%
Underwriting expense ratio	31.8%	31.8%	32.1%	31.3%
Combined ratio	90.8%	94.9%	93.0%	110.1%

•

P&C gross premiums written (“GPW”) were flat overall compared to the prior year quarter. The Insurance segment saw an increase of 1.6% from the prior year quarter, as a result of new business initiatives and improved pricing in most North America Property and Casualty, Professional and Specialty lines, partially offset by movements in foreign exchange rates and targeted non-renewals in International General Property and North America Workers Compensation. The decrease in GPW for the Reinsurance segment of 4.2% was primarily from the International Casualty and North America Property lines.

•

P&C net premiums earned (“NPE”) of $1.4 billion were comprised of $959.3 million from the Insurance segment and $441.7 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 5.7% and Reinsurance NPE increased by 10.8%.

•

The P&C loss ratio was 4.1 percentage points lower than the prior year quarter. Included in the loss ratio was favorable prior year development of $101.3 million compared to $127.6 million in the prior year quarter. The loss ratio was also impacted by natural catastrophe losses of $60.6 million, net of reinsurance and reinstatement premiums. In the prior year quarter, natural catastrophe losses totaled $68.3 million, including reinstatement premiums.

Excluding prior year development and natural catastrophe losses, the second quarter loss ratio was 5.5 percentage points lower than the prior year quarter largely due to a higher number of large marine and aerospace specialty losses in the prior year quarter.

•

Operating expenses were higher than the first quarter of 2012 and higher than the prior year quarter. Increased expenses related largely to the build-out of the Company’s previously announced initiatives, combined with overall growth.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 93.7%, compared to 99.4% for the prior year quarter. The Insurance segment combined ratio on this basis was 98.5% for the quarter compared to 103.5% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 83.2% compared to 90.0% for the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated August 7, 2012 and is available from the Investor Relations section of the XL Group website.

Dividends Declared

XL announced today that the Board of Directors of the Company declared a quarterly dividend on August 1, 2012 of $0.11 per ordinary share payable on the Company’s ordinary shares. The dividend will be payable on October 1, 2012 to ordinary shareholders of record as of September 15, 2012.

XL also announced today that the Board of Directors of its wholly-owned subsidiary, XLIT Ltd., resolved on August 1, 2012 to pay (a) a dividend of $9.13637 per share on XLIT Ltd.’s Series D Preference Ordinary Shares, which dividend will be paid on October 15, 2012 to all shareholders of record as of October 1, 2012, and (b) a dividend of $32.50 per share on XLIT Ltd.’s Series E Preference Ordinary Shares, which dividend will be paid on October 15, 2012 to all shareholders of record as of October 1, 2012.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Tuesday, August 7, 2012. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on August 7, 2012, through midnight Eastern Time on September 7, 2012. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on August 7, 2012, until midnight Eastern Time on September 7, 2012, by dialing (203) 369-0361 or (866) 381-6865.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during a “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

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XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. Dollars in thousands)

	Three months ended June 30		Six months ended June 30
	(Unaudited)		(Unaudited)
Income statement data:	2012	2011	2012	2011

Revenues:
Gross premiums written:
- P&C operations	$1,763,451	$1,762,443	$4,080,435	$3,861,563
- Life operations	92,904	100,281	179,587	197,940

Net premiums written:
- P&C operations	$1,347,278	$1,306,059	$3,310,506	$3,020,341
- Life operations	85,623	92,194	164,119	181,866

Net premiums earned:
- P&C operations	$1,400,972	$1,306,125	$2,758,870	$2,577,821
- Life operations	85,623	92,214	164,143	181,901

Net investment income	$262,631	$296,505	$527,873	$576,768
Net realized (losses) gains on investments	(12,393)	(9,544)	8,410	(75,981)
Net realized and unrealized (losses) gains on derivative instruments	(4,300)	(10,950)	(3,598)	(7,383)
Net income (loss) from investment fund affiliates	3,097	10,250	22,505	37,400
Fee income and other	11,109	10,582	20,968	19,514

Total revenues	$1,746,739	$1,695,182	$3,499,171	$3,310,040

Expenses:
Net losses and loss expenses incurred - P&C operations	$826,355	$823,584	$1,680,420	$2,032,449
Claims and policy benefits - Life operations	131,150	137,416	252,457	270,647
Acquisition costs	218,937	215,099	443,088	403,589
Operating expenses	299,052	266,142	581,463	527,134
Foreign exchange (gains) losses	(17,976)	(8,498)	(5,258)	1,016
Interest expense	57,360	55,099	96,658	109,246

Total expenses	$1,514,878	$1,488,842	$3,048,828	$3,344,081

Income (loss) before income tax and income (loss) from operating affiliates	$231,861	$206,340	$450,343	$(34,041)

Income (loss) from operating affiliates	22,561	46,251	38,814	59,887
Provision (benefit) for income tax	29,812	24,826	51,362	(7,971)

Net income (loss)	$224,610	$227,765	$437,795	$33,817

Non-controlling interests	(3,454)	(2,102)	(40,011)	(35,438)

Net income (loss) attributable to XL Group plc and ordinary shareholders	$221,156	$225,663	$397,784	$(1,621)

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands except per share amounts)

Selected balance sheet data:
	At June 30, 2012	At December 31, 2011
	(Unaudited)
		(Note 1)

Total investments available for sale	$26,999,238	$27,017,285

Total fixed maturities, held to maturity	2,716,357	2,668,978

Cash and cash equivalents	3,311,146	3,825,125

Investments in affiliates	1,024,353	1,052,729

Unpaid losses and loss expenses recoverable	3,342,628	3,654,948

Goodwill and other intangible assets	405,516	407,321

Total assets (Note 2)	44,940,156	44,665,265

Unpaid losses and loss expenses	19,961,950	20,613,901

Deposit liabilities	1,600,595	1,608,108

Future policy benefit reserves	4,740,907	4,845,394

Unearned premiums	4,231,975	3,555,310

Notes payable and debt	1,673,921	2,275,327

Total shareholders’ equity (Note 2)	11,213,802	10,756,130

Ordinary shareholders’ equity (Note 2)	9,867,809	9,411,658

Ordinary shares outstanding (Note 3)	305,742,962	315,710,253

Basic book value per ordinary share (Notes 2 and 4)	$32.27	$29.81

Fully diluted book value per ordinary share (Notes 2 and 4)	$31.96	$29.59

Fully diluted tangible book value per ordinary share (Notes 2 and 4)	$30.65	$28.31

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: On January 1, 2012, for all fiscal years and interim periods presented, the Company adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. This guidance was adopted on a retrospective basis. The impact of adoption of this guidance was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million from the amounts presented in the Company’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on the Company’s consolidated statements of income or comprehensive income.

Note 3: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 4: Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) for the three and six months ended June 30, 2012 and 2011.

(U.S. Dollars in thousands except per share amounts)
	Three months ended June 30 (Unaudited)
	2012	2011

		(Note 1)
Net income (loss) attributable to ordinary shareholders	$221,156	$225,663
Net realized losses (gains) on investments, net of tax	11,420	9,398
Net realized and unrealized losses (gains) on derivatives, net of tax	4,299	12,592
Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	4	938
Foreign exchange (gains) losses, net of tax	(14,934)	(5,458)

Operating net income (loss) (Note 2)	$221,945	$243,133

Per ordinary share results: (Note 3)

Net income (loss) attributable to ordinary shareholders	$0.71	$0.69
Operating net income (loss) (Note 2)	$0.71	$0.75

Weighted average ordinary shares outstanding:

Basic	309,765,458	309,184,346
Diluted - Net income	312,434,531	341,988,940
Diluted - Operating net income	312,434,531	341,988,940

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Notes 4 and 5)	$9,867,809	$9,612,670
Average ordinary shareholders’ equity (Notes 4 and 5)	$9,788,915	$9,433,294
Operating net income (loss) (Note 2)	$221,945	$243,133
Annualized operating net income (loss) (Note 2)	$887,780	$972,532

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 2, 4 and 5)	9.1%	10.3%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, for XL, (2) net realized and unrealized gains and losses on derivatives, net of tax, for XL, (3) its share of items (1) and (2) for the Company’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “ Operating net income” and “ return on ordinary shareholders’ equity” based on operating net income are “ non-GAAP financial measures.”

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Note 5: On January 1, 2012, for all fiscal years and interim periods presented, the Company adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. This guidance was adopted on a retrospective basis. The impact of adoption of this guidance was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million from the amounts presented in the Company’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on the Company’s consolidated statements of income or comprehensive income.

XL Group plc
RECONCILIATION (Continued)

(U.S. Dollars in thousands except per share amounts)	Six months ended June 30
	(Unaudited)
	2012	2011

		(Note 1)
Net income (loss) attributable to ordinary shareholders	$397,784	$(1,621)
Net realized losses (gains) on investments, net of tax	(9,042)	72,713
Net realized and unrealized losses (gains) on derivatives, net of tax	3,602	7,383
Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(36)	64
Foreign exchange (gains) losses, net of tax	(5,132)	1,739
Gain on repurchase of non-controlling interest preference ordinary shares (Note 2)	-	(134)

Operating net income (loss) (Note 3)	$387,176	$80,144

Per ordinary share results: (Note 4)

Net income (loss) attributable to ordinary shareholders	$1.26	$(0.01)
Operating net income (loss) (Note 3)	$1.23	$0.25

Weighted average ordinary shares outstanding:

Basic	312,441,759	310,325,037
Diluted - Net income	315,009,636	310,325,037
Diluted - Operating net income	315,009,636	315,279,299

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Notes 5 and 6)	$9,867,809	$9,612,670
Average ordinary shareholders’ equity (Notes 5 and 6)	$9,639,733	$9,605,071
Operating net income (loss) (Note 3)	$387,176	$80,144
Annualized Operating Net Income (Note 3)	$774,352	$160,288

Return on ordinary shareholders’ equity - operating net income (loss) (Notes 3, 5 and 6)	8.0%	1.7%

Note 1: Certain amounts have been reclassified to conform with the current period presentation.

Note 2: During the first quarter of 2011, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interests rather than as preference share dividends within the consolidated statements of income from July 1, 2010 onwards. During the third quarter of 2011, all outstanding Redeemable Series C preference ordinary shares were repurchased and canceled.

Note 3: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, for XL, (2) net realized and unrealized gains and losses on derivatives, net of tax, for XL, (3) its share of items (1) and (2) for the Company’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “ Operating net income” and “ return on ordinary shareholders’ equity” based on operating net income are “ non-GAAP financial measures.”

Note 4: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 5: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Note 6: On January 1, 2012, for all fiscal years and interim periods presented, the Company adopted a FASB accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. This guidance was adopted on a retrospective basis. The impact of adoption of this guidance was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million from the amounts presented in the Company’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on the Company’s consolidated statements of income or comprehensive income.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, net of tax, for XL, (2) net realized and unrealized gains and losses on derivatives, net of tax, for XL, (3) its share of items (1) and (2) for the Company’s insurance company affiliates for the periods presented, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax, (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of XLIT Ltd.’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target Operating ROEs for its total operations, segments and lines of business. If the Company’s Operating ROE targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.